Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) by and between Michael MacLean (“Employee”) and Akcea Therapeutics, Inc., a Delaware corporation (the “Company”), is made and entered into as of April 2, 2020 (the “Execution Date”) and is effective eight (8) days thereafter (the “Effective Date”), unless Employee rescinds his acceptance of this Agreement as provided in Section 5 below, with reference to the following facts:

The Company and Employee are parties to the Retention Letter between Company and Employee, dated October 11, 2019 (the “Retention Letter”) and the Severance and Equity Award Vesting Acceleration Letter dated November 28, 2017 (the “Severance Letter”);

Executive signed an Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement with the Company dated November 28, 2017 (the “Non-Competition Agreement”), which contains certain restrictive covenants, applicable before and after the term of his employment with the Company, including a non-competition and non-solicitation covenant and a covenant against the disclosure of confidential information of the Company;

The Employee’s employment with the Company shall terminate effective as of April 1, 2020 (the “Separation Date”), subject to the terms and conditions set forth in this Agreement; and

The Employee and Company desire to enter into this Agreement to memorialize the terms and conditions of Employee’s separation from the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.    Separation Date. Employee’s employment with the Company shall end on the Separation Date. Following the Separation Date, Employee shall not be and shall not represent himself as an employee or agent of the Company. As of the Execution Date, Employee shall be deemed to have resigned (and hereby memorializes such resignation) from each and every other office, position or responsibility in, including as a director and officer of the Company, in which Employee served for the Company and/or Ionis Pharmaceuticals, Inc. (“Ionis”) and each of their respective affiliates, subsidiaries and divisions.

2.    Final Paycheck; Payment of Accrued Wages and Expenses.

(a)    Final Paycheck. On the Separation Date, the Company will pay Employee all accrued but unpaid base salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. Employee is entitled to these payments regardless of whether Employee executes this Agreement.

(b)    Business Expenses. The Company shall reimburse Employee for all outstanding expenses incurred on or prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

3.    Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to this Agreement becoming effective and irrevocable, as well as Employee’s performance of his continuing obligations pursuant to this Agreement, to provide Employee the severance benefits set forth below (the “Separation Benefit”). Specifically, the Company and Employee agree as follows:

(a)    Severance. The Company shall pay to Employee on the first business day after the end of the six-month period following the Separation Date, a lump sum payment in an amount equal to Four Hundred Thirty Eight Thousand One Hundred Sixty One Dollars ($438,161), which represents twelve (12) months of Employee’s annual base salary at the rate in effect immediately prior to the Separation Date.

(b)    10b5-1 Plans. Within five business days after the Effective Date, the Company will terminate Employee’s Akcea Therapeutics, Inc. 10B5-1 Trading Plan(s) and will direct its stock plan administrator to remove any restrictions on Employee’s trading accounts to enable Employee to trade the Company’s stock in Employee’s sole discretion. Employee acknowledges and agrees that he will only trade in the Company’s stock at such times as Employee is not in possession of material, non-public information regarding the Company.

(c)    Healthcare Continuation Coverage. If Employee timely elects to receive continued healthcare coverage (health, dental and vision) pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse, Employee’s COBRA premiums, and any applicable Company COBRA premiums necessary to continue Employee’s coverage as in effect on the Separation Date, such payment or reimbursement to continue until the earlier of (i) the last day of the twelfth (12th) month anniversary following the Separation Date; or (ii) the date Employee first becomes eligible after the Separation Date to enroll in a group health insurance plan offered by another employer or entity in connection with Employee’s provision of services to such employer or entity. Employee agrees to immediately notify the Company in writing of any such enrollment or eligibility for enrollment and the Company’s obligations to pay any COBRA premiums for all periods after the effective date of such enrollment or eligibility will cease. Except as provided in this Agreement, Employee acknowledges that he shall be solely responsible for all matters relating to Employee’s continuation of coverage pursuant to COBRA, including, without limitation, Employee’s election of such coverage and his timely payment of his share of the applicable premiums.

(d)    Taxes. Employee understands and agrees that all payments under this Section 3 will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Employee for the benefits provided to him by this Section 3 beyond those withheld by the Company (including taxes withheld under Section 3(b)), Employee agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make his required payments.

The terms of this Agreement shall be construed and administered in a manner calculated to satisfy the short-term deferral exception under Treas. Reg. Section 1.409A-1(b) (4); the separation pay plan exception under Treas. Reg. Section 1.409A-1(b)(9)(iii); and/or the welfare benefit exception under Treas. Reg. 1.409A-1(b)(9)(v) to Internal Revenue Code Section 409A and the applicable regulations and guidance promulgated thereunder (“Section 409A”). Any reference in this Agreement to a separation from or termination of employment (or similar term) means a “separation from service” as defined in Section 409A and the applicable guidance issued thereunder. If and to the extent that this Agreement fails to satisfy an exception to Section 409A, it will be construed and administered in accordance therewith to the maximum extent permitted by law. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a “specified employee” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death. All rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of applying Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee. Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

(e)    Sole Separation Benefit. Employee agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Employee acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement. Employee acknowledges and agrees that the Separation Benefit is not intended to and does not constitute a severance plan or confer a benefit on anyone other than the parties.

4.    Full Payment. Employee acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his employment with the Company and the termination thereof, including, but not limited to, salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, additional stock options, vesting, and any and all other benefits and compensation due to Employee. For purposes of clarity, subject to the terms of the applicable Company equity plans and the equity agreements between the Company and Employee (the “Equity Agreements”), Employee retains his rights to any and all of his vested stock options, vested restricted stock units and vested common stock held by Employee as of the Separation Date (collectively, “Vested Equity”).

5.    Employee’s Release of Claims. Employee hereby agrees and acknowledges that by signing this Agreement and accepting the severance payments to be provided to him, and other good and valuable consideration provided for in this Agreement, Employee is waiving his right to assert any form of legal claim against the Company1 of any kind whatsoever from the beginning of time through the Effective Date. Employee’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, up through the Effective Date.

Without limiting the foregoing general waiver and release of claims, Employee specifically waives and releases the Company from any Claim arising from or related to Employee’s employment relationship with the Company or the termination thereof, including, without limitation:

(i)    Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

(ii)    Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute.

(iii)    Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

[1]

For purposes of this release of claims, the term “Company” shall include Akcea Therapeutics, Inc. and its divisions, affiliates, parents and subsidiaries, and their respective officers, directors, shareholders, owners, employees and assigns.

(iv)    Any other Claim arising under state or federal law.

Notwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Agreement, nor is Employee releasing any claims to vested benefits (e.g., Employee’s vested 401(k) balance), his rights to his Vested Equity and/ or to any rights to indemnification that Employee may have pursuant to insurance policy, Company by-law, charter or operating agreement, and/or applicable law.

Employee and the Company acknowledge that Employee is over the age of 40 and that Employee, therefore, has specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that Employee fully understands the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, Employee has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company also is providing Employee with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the Company at the address below. Employee may rescind his assent to this Agreement if, within seven (7) days after Employee signs this Agreement, Employee delivers by hand or sends by mail (certified, return receipt and postmarked within such seven (7) day period) a notice of rescission to the Company at 22 Boston Wharf Road, 9th Floor, Boston, MA 02210.

Also, consistent with the provisions of the ADEA, nothing in this release shall be deemed to prohibit Employee from challenging the validity of this release. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity, provided, however, that Employee agrees not to seek or accept any monetary award from such a proceeding (except with respect to proceedings before the Securities and Exchange Commission). For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Employee acknowledges that he has carefully read and understands the scope and effect of the provisions of this Agreement, has been advised to consult with an attorney and that he has had the opportunity to do so. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

Employee acknowledges and agrees that, but for providing this waiver and release of claims, Employee would not be receiving the severance being provided to him under this Agreement.

6.    Non-Disparagement, Transition, Transfer of Company Property and Non-Competition Agreement. Both parties further agree that:

(a)    Mutual Non-Disparagement. Employee agrees that he will not make any public media statements with respect to the Company without the prior approval of the Company and that he will not disparage or knowingly make false or defamatory statements about the Company or Ionis, or their respective directors, officers, or affiliates in any manner whatsoever (including through the use of any social networking sites, blogs, forums or any similar medium, including in response to inquiries from other users of such medium) whether directly or indirectly through a third party. The Company agrees to instruct its senior corporate executives having the position of Vice President or above and the current members of its Board of Directors not to disparage or knowingly make false or defamatory statements regarding Employee. This Section shall not apply to communications required by law, or that are otherwise privileged as a matter of law. Employee’s non-disparagement obligations under this Section do not interfere with or restrict his ability to communicate with any federal, state, or local agency, including any with which a charge has been filed.

(b)    Transfer of Company Property. On or before the Separation Date, Employee shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

(c)    Continuation of Non-Competition Agreement Prior Covenants. Employee acknowledges and agrees that he is bound by and will strictly comply with the terms of the Non-Competition Agreement, including but not limited to the terms of Sections 1,2,7,8 and 15 of the Non-Competition Agreement and all related enforcement provisions which by their terms survive any termination of employment.

7.    Employee Representations; Company Representations. Employee warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject, and (e) upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of Employee, enforceable in accordance with its terms. The Company represents that it is not aware of any facts or circumstances upon which it intends to assert, or is actively considering asserting, a claim against Employee arising out of or relating to his employment or the termination of that employment, and (ii) upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of the Company, enforceable in accordance with its terms.

8.    No Assignment by Employee. Employee warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Employee might be entitled, has been assigned or transferred to another person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other releasee because of any actual assignment, subrogation or transfer by Employee, Employee agrees to indemnify and hold harmless the Company and all other releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Employee’s death, this Agreement shall inure to the benefit of Employee and Employee’s executors, administrators, heirs, distributees, devisees, and legatees. None of Employee’s rights or obligations may be assigned or transferred by Employee, other than Employee’s rights to payments hereunder, which may be transferred only upon Employee’s death by will or operation of law.

9.    Confidentiality. Employee and the Company mutually agree to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”) provided that nothing herein shall prevent the Company from meeting its obligations under applicable law or binding agreements. Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, bank personnel in connection with a personal loan, the office of unemployment, taxing authorities, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee will not publicize, directly or indirectly, any Separation Information.

10.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of

Massachusetts or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than Massachusetts.

11.    Miscellaneous. Employee further acknowledges that, other than the Non-Competition Agreement and the Equity Agreements, this Agreement shall supersede each agreement entered into between Employee and the Company regarding Employee’s employment, including, without limitation, the Retention Letter and the Severance Letter, and each such agreement shall be deemed terminated and of no further effect as of the Separation Date. Employee acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts in PDF or other electronic forms, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.    Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13.    Employee’s Cooperation. After the Separation Date, Employee shall use reasonable best efforts to cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during his employment with the Company. The Company will reimburse Employee for the reasonable expenses he incurs to comply with this provision.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

EMPLOYEE

DATED: April 4, 2020	By:	/s/ Michael MacLean
	Name:	Michael MacLean

AKCEA THERAPEUTICS, INC.

DATED: April 3, 2020	By:	/s/ Damien McDevitt
	Name:	Damien McDevitt
	Title:	Chief Executive Officer